As Filed with the Securities and Exchange Commission on September 20, 2012       File No.333-183104

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUALITY WALLBEDS, INC
(Exact name of registrant as specified in its charter)
Florida	2510	20-4138848
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2820 16th Street, North

St. Petersburg, Florida 33704

(727) 535-1917

(Address and telephone number of principal executive officers)

Catherine A. Bradaick

2820 16th Street, North

St. Petersburg, Florida 33704

(727) 535-1917

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer.☐	Accelerated filer. ☐
Non-accelerated filer. ☐ (Do not check if a smaller reporting company)	Smaller reporting company. ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered[1]	Proposed maximum offering price per unit	Proposed Maximum Aggregate Offering Price[2]	Amount of Registration Fee
Common Stock par value $0.01	3,374,980	$0.10	$337,498	$38.68
Total	3,374,980		$337,498	$38.68

[1] Maximum 3,374,980 shares of common stock, with no minimum, relate to the Offering by twenty-eight (28) Selling Security Holders.

[2] Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

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QUALITY WALLBEDS, INC.

The Securities Being Offered by Selling Security Holders of Quality WallBeds, Inc. Are Shares of Common Stock

Shares offered by Security Holders:  3,374.980

The Selling Security Holders named in this prospectus are offering to sell Quality WallBeds, Inc. shares of Quality WallBeds, Inc.’s, (“Quality”) common stock through this prospectus and we deem them “underwriters” as that term is defined in Section 2(a)(11) of the Securities Act of 1933.

Quality Wallbeds, Inc.  qualifies as an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act which became law in April, 2012, and, therefore, will be subject to reduced public company reporting requirements. For further information, read the “JUMPSTART OUR BUSINESS STARTUPS ACT” section beginning on page 19.

Quality common stock is presently not traded on any market or securities exchange. Accordingly, the sales price to the public is fixed at $0.10 per share for the duration of the offering or until the stock is listed on the OTCBB or other exchange then the Selling Security Holders may sell at the prevailing market price or at privately negotiated prices.  A trading market will be available if our stock becomes listed on a trading exchange.

Management has not made a decision to seek quotation on the OTCBB at this time and there is no guarantee that quotation will be sought.  Until a decision to seek a quotation is made, Selling Security Holders must sell their shares at the fixed price of $0.10 per share.  In the event management files an application with FINRA for a quotation and we are cleared by FINRA for quotation, then the Selling Security Holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

Quality is not selling any shares of its common stock in this offering and therefore will not receive any proceeds from this offering. The shares of Quality common stock being offered through this prospectus will be offered by the Selling Security Holders from time to time for a period ending nine months after the date the registration statement has been declared effective by the SEC, or until the date on which we otherwise terminate the offering prior to the expiration of nine months.  The actual number of shares sold will vary depending upon the individual decisions of the Selling Security Holders.  None of the proceeds from the sale of stock by the Selling Security Holders will be placed in escrow, trust or similar account.

Our common stock is not currently listed or quoted on any quotation medium and involves a high degree of risk. You should read the "RISK FACTORS" section beginning on page 3 before you decide to purchase any of our common stock.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to Public, Offering	$0.10	$337,498.00
Underwriting Discounts and Commissions, Offering	-0-	-0-
Proceeds to Quality WallBeds, Inc.	-0-	-0-

The date of this prospectus is       , 2012

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Dealer Prospectus Delivery Instructions

Until                , 2012 all dealers that effect transactions in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PART I – Information Required In Prospectus

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding Quality WallBeds, Inc., (“Us,” “We,” “Our,” "Quality,” the “Company,” or "the Corporation") and our financial statements and the related notes appearing elsewhere in this prospectus.

The Corporation
Our Business

Since incorporation on June 29, 2000, Quality WallBeds, Inc. has engaged in the operation of a furniture retail store specializing in the design, construction and installation of wall beds, closets and shelving.

Quality WallBeds, Inc. will continue to rely on its experience to try to be competitive in the marketing of its specialty wall bed systems, closets and shelves. We believe that because we use personnel experienced as space-saving specialists for the home and business we may have a competitive advantage. Our company will continue to use personnel with experience in the design and installation of our product to try to maintain what we believe is a strong competitive edge.  Due to recession that began in 2008 we have seen a fluctuation in the number of clients utilizing our space saving options. We believe we can increase our market share due to the quality of our organizing systems; however, there is no guarantee we will be able to do so. By analyzing the advertising of other competitive companies, we know that a low price advertising campaign for us will not be successful because competition has brought the pricing of our type of products to essentially the same price.  We believe that by concentrating our efforts on the quality of our products while providing for cost effectiveness we can grow and expand our business however there is no guarantee that we will be successful at achieving growth and expansion. Our St. Petersburg store is our sole location and our efforts at expansion are focused solely on gaining additional market share for this location through a concentrated advertising effort.

While our key personnel have over twelve (12) years’ experience in this business, we do not believe that we have a competitive advantage as a result of this experience. Our competitors have personnel with more experience that may place us at a disadvantage with larger projects. Due to the number of competitors that have entered our target market, experience has become less of a competitive advantage.  Being in a market segment with a high number of competitors makes any investment in our Company a high risk.

We do compete with many national wall bed businesses such as Murphy’s Bed Outlet; Closets by Design; Bedder Bed; and Comfort Zone Wall Beds.  These firms have experienced personnel, years in business, capitalization, and a reputation that make it difficult for us to compete with.  As a result of such competition, we will concentrate our efforts on trying to more fully develop the personal relationship approach to our business to try to differentiate our company while utilizing high quality 3D design software.

Our State of Organization	We were incorporated in Florida on June 29, 2000. Our principal address is 2820 16th Street North, St. Petersburg, Florida, 33704. Our phone number is (727) 535-1917.

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The Offering
Number of Shares Being Offered

We are offering to sell up to 3,374,980 shares of common stock at the fixed price of $0.10 per share for the duration of the offering or until such time as the stock is listed on the OTCBB or other exchange at which time the Selling Security Holders may then sell at the prevailing market price or at privately negotiated prices.

Number of Shares Outstanding After the Offering	9,375,000 shares of our common stock are issued and outstanding. We have no other securities issued.
Use of proceeds	We will not receive any of the proceeds from the sale of shares of common stock by the Selling Security Holders.
Plan of Distribution

The Offering is made by the Selling Security Holders named in this Prospectus to the extent they sell shares. We may or may not seek quotation of our common stock on the Over-the-Counter-Bulletin-Board (“OTCBB”). Management has made no decision as to whether to seek a listing and will not do so until such time as it can properly make a decision based on the value to the shareholders of such a listing. No assurance can be given that our common stock will be approved for quotation on the OTCBB even if we make application to the OTCBB. Selling Security Holders, as underwriters, must sell their shares at $0.10 per share for the duration of this offering or until the stock is listed on the OTCBB or other exchange and then they may sell their shares at prevailing market prices or at privately negotiated prices.

Risk Factors

You should carefully consider all the information in this Prospectus including the information set forth in the section of the Prospectus entitled “Risk Factors” beginning on page 3 before deciding whether to invest in our common stock.

Lack of Liquidity in our common stock

Our common stock is not presently quoted on or traded on any securities exchange or automatic quotation system and we have not yet applied for listing or quotation on any public market. We can provide no assurance that there will ever be an established pubic trading market for our common stock.  If we decide to seek quotation on the OTCBB, we must obtain a market maker to file an application with the Financial Industry Regulatory Authority (FINRA) on our behalf.  There is a risk that we may not be able to obtain a market maker to file such an application.  If a market maker does file an application on our behalf, it may take as long as nine (9) months to one (1) year to be approved by the FINRA.  We may or may not seek to have a market maker file a Listing Application on our behalf.

Selected Financial Data
	For the Six Months ending June 30, 2012(Unaudited)	For the Year ended December 31, 2011 (Audited)	For the Year Ended December 31, 2010 (Audited)
Balance Sheet
Total Assets	$ 44,986	$ 40,776	$ 48,224
Total Liabilities	$ 23,660	$ 18,469	$ 23,750
Stockholder’s Equity	$ 21,326	$ 22,307	$ 24,474
Statement of Operations
Revenue	$ 124,652	$ 192,098	$ 230,894
Total Expense	$ 125,633	$ 184,469	$ 222,709
Net Income (Loss)	$ (981)	$ 7,629	$ 8,185

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RISK FACTORS

Before you invest in our common stock, you should be aware that there are risks, as described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock. Any of the following risks could adversely affect our business, financial condition and results of operations. We have incurred both profits and losses from inception while realizing our revenues and we may never generate substantially more revenues or be profitable in the future.

Risks Relating to Our Business

 Economic events have adversely impacted our business and results of operations and may continue to do so.

Due to the continuing recession we believe that these weak general economic conditions will continue through the end of 2013 and most likely beyond. The ongoing impacts of the housing crisis, high unemployment and the rising prices of raw materials may further exacerbate current economic conditions that impact our business. As the economy struggles, our clients may become more apprehensive about the economy and/or related factors, and may reduce their level of discretionary spending. A decrease in spending due to lower consumer discretionary income or consumer confidence in the economy could impact the amount they spend thereby decreasing our revenues and negatively affecting our operating results. Additionally, we believe there is a risk that if the current negative economic conditions persist for a long period of time and become more pervasive, consumers might make long-lasting changes to their discretionary spending behavior on a more permanent basis.

The current industry downturn is negatively impacting our business with a revenue decline in fiscal 2011.

We had a small profit from continuing operations, net of taxes of $7,629 in fiscal year 2011 and in the fiscal year 2010 and small profit of $8,185.Our revenues were decreased due to the weak economic environment.  If the economic environment deteriorates further, or is prolonged, resulting in continued decreasing revenues and our actions to respond to these conditions are not sufficient, we could continue to see our revenues decrease and we would potentially suffer losses.

Changing discretionary spending patterns and general economic conditions could reduce our client traffic which would have an adverse effect on our revenues.

Purchases of our products are discretionary for our clients and, therefore, we are susceptible to economic slowdowns. We believe that the vast majority of our revenues are derived from working class families that must budget more closely than those with more disposable income. Accordingly, we believe that our business is particularly susceptible to any factors that cause a reduction in disposable income. We also believe that consumers generally are more willing to make discretionary purchases during periods in which favorable economic conditions prevail.

The future performance of the U.S. economy and global economies are uncertain and are directly affected by numerous global and national factors, in addition to other factors that are beyond our control. These factors, which also affect discretionary consumer spending, include among other items, international, national, regional and local economic conditions, disposable consumer income, consumer confidence, terrorist attacks and the United States’ participation in military actions. We believe that these factors have adversely impacted our business and, should these conditions continue, worsen or be perceived to be worsening or should similar conditions occur in the future, we would expect them to continue to adversely impact our business.

Many of the products we purchase and resell are commodities whose price is determined by the market's supply and demand for such products, and the markets in which we operate are cyclical and competitive. The depressed state of the housing, construction, and home improvement markets could continue to adversely affect demand and pricing for our products.

Many of the products we design and resell, including products made from oriented strand board, plywood, lumber, and particleboard, are commodities that are widely available from other producers or distributors with prices and volumes determined frequently in an auction market based on participants' perceptions of short-term supply and demand factors. At times, the price for any one or more of the products we purchase and resell may fall below cash production costs, requiring us to either incur short-term losses on product sales.  Therefore, our profitability with respect to these commodity products depends, in significant part, on managing our cost structure.  Commodity price volatility also affects our business, with falling price environments generally causing reduced revenues and margins, resulting in substantial declines in profitability and possible net losses.

Historically, demand for the products we design and resell, has been closely correlated with residential repair-and-remodeling activity our area and new residential construction and, to a lesser extent, light commercial construction. New residential construction activity remained substantially below average historical levels in 2011 and so did demand for the products we design and resell. There

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is significant uncertainty regarding the timing and extent of any recovery in such construction activity and resulting product demand levels as we move into 2013. Demand for new residential construction is influenced by seasonal weather factors, mortgage availability and rates, unemployment levels, household formation rates, domestic population growth, immigration rates, residential vacancy and foreclosure rates, demand for second homes, existing home prices, consumer confidence, and other general economic factors.

A material disruption at one of our suppliers manufacturing facilities could prevent us from meeting customer demand, reduce our sales, and/or negatively affect our financial results.

Any of our suppliers manufacturing facilities, or any of the machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including but not limited to:

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Equipment failure;

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Fires, floods, earthquakes, hurricanes, or other catastrophes;

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Unscheduled maintenance outages;

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Utility and transportation infrastructure disruptions;

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Labor difficulties;

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Other operational problems; or

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Ecoterrorism or threats of ecoterrorism.

Our growth depends on our ability to expand and operate profitably.

A substantial majority of our historical growth has been due to a thriving economy. When comparing fiscal 2011 to fiscal 2010, revenues were decreased due to the continued recession.  Our ability to expand is dependent upon a number of factors, some of which are beyond our control, including but not limited to our ability to:

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find clients with disposable income;

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competition;

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consumer trends;

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general international, national, regional and local economic conditions.

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our ability to execute our business strategy effectively;

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develop additional sources of marketing that are within our budgetary constraints;

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raise, borrow or have available an adequate amount of money for expansion costs;

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successfully promote our products and compete in the market in which we are located.

We may not be able to attract enough clients because potential clients may be unfamiliar with our company or our products might not appeal to them. As a result, the operating results generated at our store may not equal the operating results generated at our competitors.

Our existing senior personnel, management systems, financial controls, information systems and other systems and procedures may be inadequate to support any expansion, which could require us to incur substantial expenditures that could adversely affect our operating results.

Our company may not be able to compete successfully with other companies offering the same or equivalent products and, as a result, we may not achieve our projected revenue and profitability targets.

If our company is unable to compete successfully with other businesses in our existing market, we may not achieve our projected or historical revenue and profitability targets. Our industry is intensely competitive with respect to price, quality of service, store location, and whether our products are strictly offered in store or at the client’s location. We compete with national chains and independently owned specialty store for clients, qualified management and other staff. Compared to our business, our competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in the market where our business is located.

Our success depends in part upon the continued popularity of space saving furniture.

Shifts in consumer preferences away from these types of products could materially adversely affect our operating results. The specialty furniture market is characterized by the continual introduction of new concepts and is subject to rapidly changing consumer preferences, tastes and purchasing habits. Our success depends in part on our ability to anticipate and respond to changing consumer preferences, as well as other factors affecting our industry, including new market entrants and demographic changes.

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Continued expansion by our competitors could prevent us from realizing anticipated benefits from growth in our existing store revenue.

Our competitors have opened many businesses in recent years and a key element of our strategy is to expand our sales in our existing market. If we overestimate demand for our products or underestimate the popularity of our competitors, we may be unable to realize anticipated revenues from expansion in our current market. Similarly, if one or more of our competitors open new stores in our existing market revenues in our store may be lower than we expect. Any unanticipated slowdown in demand due to industry growth or other factors could reduce our revenue and results of operations, which could cause our revenue to decline substantially.

If we discover material weaknesses in the financial reporting of prior management it may cause us to restate our financial statements in the event such weaknesses are determined to not be acceptable to financial reporting requirements.

When new management took control on March 31, 2012 it had the responsibility to review the internal controls over financial accounting.  While this review of material weaknesses is ongoing, if we discover any weaknesses that could cause us to have to restate our financial statements, this could cause us to expend additional funds that would have a material impact on our ability to generate profits and on the profits of past operations.

Taxing authorities may select to audit our federal or state tax returns from time to time, which may result in tax assessments and penalties that could have an adverse effect on our results of operations and financial condition.

We are subject to federal or state taxes in the U.S. Although we believe that our tax reporting is reasonable, if any taxing authority disagrees with the positions taken by the Company on its tax returns, we could have additional tax liabilities, including interest and penalties, which, if material, could have an adverse impact on our results of operations and financial condition.

We may experience higher operating costs, including increases in employee salaries, wages or benefits, which will adversely affect our operating results if we cannot increase our prices to cover them.

If we increase the compensation or benefits to our employees, we will have an increase in our operating costs. If we are unable or unwilling to increase our prices or take other actions to offset increased operating costs, our operating results will suffer. Factors that may affect the salaries or benefits that we pay to our existing or future employees include local unemployment rates and changes in minimum wage and employee benefits laws. Other factors that could cause our operating costs to increase include fuel prices, cost of gas and electricity, occupancy and related costs, maintenance expenditures and increases in other day-to-day expenses. In addition, various proposals that would require employers to provide health insurance for all of their employees are being considered from time-to-time in the U.S. Congress and various states. The imposition of any requirement that we provide health insurance to all employees would have an adverse effect on our operating performance.

Increases in the minimum wage could increase our labor costs. For example, under the Federal Minimum Wage Act of 2007, on July 24, 2009, the federal minimum wage increased to $7.25 per hour. If we are unable to offset the increased labor costs by increasing our prices or by other means, this could have a material adverse effect on our business and results of operations.

Our operating results may fluctuate significantly due to the nature of our business and these fluctuations make it more difficult for us to predict accurately and address in a timely manner factors that may have a negative impact on our business.

Our business is subject to fluctuations that may vary greatly depending upon the region in which our particular store is located. These fluctuations can make it more difficult for us to predict accurately and address in a timely manner factors that may have a negative impact on our business. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year. In addition, in the past we have incurred, and in the future are likely to incur, a net loss in the second quarter due to the nature of our business, with revenues generally being less in the second quarter primarily due to our clients spending less on our products at the beginning of summer.

Our results of operations are affected by a variety of factors, including increased competition, and have fluctuated significantly in the past and can be expected to continue to fluctuate significantly in the future.

Our results of operations have fluctuated significantly in the past and can be expected to continue to fluctuate significantly in the future. Our results of operations are affected by a variety of factors, including:

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the timing of business openings by competitors;

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changes in consumer preferences;

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general economic conditions;

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government regulation; and

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actions by our competitors.

Our store is located in a region that is susceptible to severe unemployment conditions. As a result, declining employment in this area could affect our business, resulting in fewer client visits to the store and otherwise have a material adverse impact on our business. It is our belief that you should not rely on our past results of operations as being indicative of the future.

Negative factors or publicity surrounding our industry could adversely affect consumer choice, which could reduce sales and make our business less valuable.

It is our belief that our competitive strengths include the quality of our employees, including our skilled carpenter and the quality of our management. Therefore we believe that adverse publicity relating to these factors or other similar concerns affects us more than it would competitors that compete primarily on other factors. Any shifts in consumer preferences away from the specialty products we offer; murphy beds, closet organizing systems and custom home office furniture including delivery and quick setup, whether because of negative publicity or an improving economy, would make our business less appealing and adversely affect our revenues. Adverse changes involving any of these factors could further reduce our client traffic and/or impose practical limits on pricing, which could further reduce our revenues and operating income.

We depend upon clients that want to use the services of a furniture store that specializes in the design, construction and installation of wall beds, closets and shelving, which subject us to the possible risk of a shortage of clients during periods of high employment.

Our ability to maintain consistent business depends in part upon our ability to acquire new clients. Our inability to gain new clients during periods of high employment could increase our costs and could cause a slowdown in business at our store or a temporary closure. If we temporarily close our business, we may experience a significant reduction in revenue during the time affected by the closure and thereafter, as our clients may change their habits of non-specialty furniture we risk permanent closure. We have no long-term contracts to provide our products to any large group or organization which could provide a stable client base.

The failure to enforce and maintain our intellectual property rights could enable others to use names confusingly similar to Quality WallBeds, Inc. and other names and marks used by our business, which could adversely affect the value of the Quality brand.

We have not registered the “Quality WallBeds, Inc.” mark used by our business as a trade name in Florida or any state or the United States Patent and Trademark Office. The success of our business depends on our continued ability to use our existing trade name in order to increase our brand awareness. In that regard, we believe that our trade name is valuable asset that is critical to our success. The unauthorized use or other misappropriation of our trade name could diminish the value of our business concept and may cause a decline in our revenue.

We occupy our business under a yearly non-cancellable lease and we may be unable to renew our lease at the end of its term.

Our business is located in leased premises. Our current lease is non-cancellable for a one (1) year period beginning on the June 1, 2012, and ending on June 1, 2013.  The total annual rental of $15,186.86 is payable in monthly installments of $1,168.2 due on the first (1st) day of every month. If we are unable to renew our business lease, we may close or relocate our business, which could subject us to construction and other costs and risks, and could have a material adverse effect on our business and results of operations. For example, closing our business, even during the time of relocation, will reduce the sales that the business would have contributed to our revenues. Additionally, the revenue and profit, if any, generated at a relocated business may not equal the revenue and profit generated at the existing location.

Any new indebtedness may adversely affect our financial condition, results of operations, limit our operational and financing flexibility and negatively impact our business.

Any revolving credit facility, and other debt instruments we may enter into in the future, may have negative consequences to the Company, including but not limited to the following:

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our ability to obtain financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

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we may use a substantial portion of our cash flows from operations to pay interest on any new indebtedness, which will reduce the funds available to us for operations and other purposes;

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our level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;

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our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and

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Our level of indebtedness may make us more vulnerable to economic downturns and adverse developments in our business.

We expect that we will depend primarily upon our operations to provide funds to pay our expenses and to pay any amounts that may become due under any new credit facility and any other indebtedness we may incur. Our ability to make these payments depends on our future performance, which will be affected by various financial, business, economic and other factors, many of which we cannot control.

We could face labor shortages that could slow our growth and adversely impact our ability to operate our business.

Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified salespeople necessary to keep pace with our anticipated increase in sales and meet the needs of our existing business. A sufficient number of qualified individuals of the requisite caliber to fill these positions may be in short supply. Any future inability to recruit and retain qualified individuals may delay our ability to increase the sales at our business. Any such delays, any material increases in employee turnover rate or any widespread employee dissatisfaction could have a material adverse effect on our business and results of operations.

We depend on the services of key a key executive, the loss of whom could materially harm our business and our strategic direction if we were unable to replace them with executives of equal experience and capabilities.

Our senior executive, Catherine A. Bradaick is important to our success because she is instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying expansion opportunities and arranging any necessary financing. Losing the services of Ms. Bradaick could adversely affect our business until a suitable replacement could be found. Catherine A. Bradaick and our Secretary/Treasurer, Michael J. Daniels are not bound by employment agreements with us. We do not maintain key person life insurance policies on any of our executives.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel. We estimate that it will cost approximately $15,000 annually to maintain the proper management and financial controls for our filings.  In addition, as a public company we are required to document and test our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, so that our management can certify as to the effectiveness of our internal controls and our independent registered public accounting firm can render an opinion on the effectiveness of our internal controls over financial reporting, which requires us to document and test the design and operating effectiveness of our internal controls over financial reporting. If our management is unable to certify the effectiveness of our internal controls or if our independent registered public accounting firm cannot render an unqualified opinion on the effectiveness of our internal controls over financial reporting, or if material weaknesses in our internal controls are identified, or if we fail to comply with other obligations imposed by the Sarbanes-Oxley Act rules relating to corporate governance matters, we could be subject to regulatory scrutiny and a loss of public confidence, which could have a material adverse effect on our business and our stock price. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Risks Relating to our Common Stock

Our future results may vary significantly in the future which may adversely affect the price of our common stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our common stock may decline significantly.

We do not anticipate paying cash dividends for the foreseeable future, and therefore investors should not buy our stock if they wish to receive cash dividends.

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No dividends were declared during 2011 and 2010.  We have not paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

A significant number of our shares will be eligible for sale and their sale or potential sale may depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. This prospectus covers 3,374,980 shares of common stock, being registered for sale by the selling stockholders. If additional shares of our common stock become available for resale in the public market pursuant to other offerings, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares of common stock.

If we fail to continue to comply with the listing requirements of the OTCBB, the price of our common stock and our ability to access the capital markets could be negatively impacted.

We may or may not apply to have our common stock listed on the OTCBB. If we choose to do so we will be subject to certain continued listing standards. We cannot provide any assurance that we will be able to continue to satisfy the requirements of the OTCBB’s continued listing standards. A delisting of our common stock could negatively affect the price and liquidity of our common stock and could impair our ability to raise capital in the future.

Our stock price will be extremely volatile.

The trading price of our common stock will be subject to wide fluctuations in response to announcements of our business developments or those of our competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our stock.

We will not have an underwriter for our offering and so we cannot guarantee how much, if any, of the offering will be sold.

The common shares offered are being offered by our existing security holders. We have not retained an underwriter to assist in offering the common shares. Our security holders have limited experience in the offer and sale of securities, and as a result, they may be unable to sell any of the common shares.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and experience further dilution.

We are authorized to issue up to 500,000,000 shares of common stock, of which 9,375,000 shares of common stock are issued and outstanding as of July 31, 2012. Our board of directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

Since our securities are subject to penny stock rules you may have difficulty selling your shares.

Our shares of common stock are “penny stocks” and are covered by Section 12(g) of the 1934 Securities and Exchange Act which imposes additional sales practices which requires broker/dealers who sell Quality WallBeds, Inc.’s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and furnishing monthly account statements.  For sales of our securities a broker/dealer must make a special suitability determination and receive from its client a written agreement prior to making a sale.  The imposition of the foregoing additional sales practices could adversely affect a shareholder’s ability to dispose of his stock.

Our Amended and Restated Articles of Incorporation provide for one class of blank check preferred stock solely at the discretion of the Board of Directors.

Our Board of Directors may, at its sole discretion, issue stock from our authorized blank check preferred class.  Shareholders do not have any control regarding the issuance of any shares from this class and may be adversely affected by any such issuance or subsequent sale in the form of dilution, voting, and value of their shares.  The preferred shares may also be issued with preferences or rights that may adversely affect the holders of our common stock.

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Since our Secretary/Treasurer, Michael J. Daniels is also our Chief Financial Officer and controlling shareholder, there may be a conflict of interest for Mr. Daniels for our company and his other business interests.

Our Secretary/Treasurer is our Chief Financial Officer and our controlling shareholder who owns 5,000,000 shares or 53% of our common stock.  Mr. Daniels has the ability to control all business matters and he has clients from his consulting business that may cause a conflict with his acting independently regarding our company.  Such a conflict of interest would likely cause investors to lose all or part of their investment.

At the present time our Officers and Directors provide their services on an unpaid basis and may not be able to continue their services without pay.

Since our company is not currently operating with earnings and cash flows to support Officer and director salaries, our Officers and Directors work on an unpaid basis.  If and when the company has increased its operations to support salaries, both of our Officers/Directors will be compensated at the rate of $26,000 per year, which compensation will be adjusted annually based on individual performance and performance of the Company.  Revenues and earnings, as well as sufficient cash flow, will be considered when determining when salaries may be available to our Officers and directors.  Cash flows must be sufficient to meet the monthly cash needs of the business.  Earnings are determined quarterly and will be analyzed along with our cash flows to determine if there is sufficient cash remaining after all expenses are paid to commence salaries for Ms. Bradaick and Mr. Daniels.  Until then, there is a risk that our Officers and directors may need to find work elsewhere to supplement their income, distracting them from our operations resulting in poor quality control and a loss of clients and business.  Ms. Bradaick currently devotes approximately 30 hours per week to the needs of the Company and Michael Daniels devotes approximately 20 hours per week toward the needs of the Company.

Quality Wallbeds, Inc. is an Emerging Growth Company as defined under the Jumpstart Our Business Startups Act.

An “emerging growth company” is an issuer whose initial public offering was or will be completed after Dec. 8, 2011, and had total annual gross revenues of less than $1 billion during its most recently completed fiscal year. An issuer’s EGC status terminates on the earliest of:

•

The last day of the first fiscal year of the issuer during which it had total annual gross revenues of $1 billion or more;

•

The last day of the fiscal year of the issuer following the fifth anniversary of the date of the issuer’s initial public offering;

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The date on which such issuer has issued more than $1 billion in non-convertible debt securities during the prior three-year period determined on a rolling basis; or

•

The date on which the issuer is deemed to be a “large accelerated filer” under the Exchange Act, which means, among other things, that it has a public float in excess of $700 million.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company's financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

The Company has elected to use the extended transition period for complying with new or revised financial accounting standards available under Section 102(b)(2)(B) of the Act. Among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an emerging growth company, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an emerging growth company, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, that would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

As an Emerging Growth Company our investors could suffer the loss of their investment in the event of a downturn of the economy, the loss of one or more of the Officers or Directors, broad market fluctuations,  or revenues and operating results falling below our expectations.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “will,” “would,” “could”, “may”, “should”, and words or phrases of similar meaning. They may relate to, among other things:

•

a reduction in consumer and/or business spending in our market due to business layoffs or budget reductions, negative consumer sentiment, access to consumer credit, events or occurrences affecting the securities and/or financial markets, occurrences affecting our common stock, housing values, changes in federal, state, foreign and/or local tax levels or other factors;

•

risks relating to the business industry and our business, including competition, changes in consumer tastes and preferences, risks associated with expanding our business, increases in energy costs, demographic trends, traffic patterns, weather conditions, independent contractor availability, benefits and cost increases, litigation judgments or, government regulation, our ability to maintain adequate financing facilities, our liquidity and capital resources, prevailing interest rates and legal and regulatory matters;

•

public health issues, including, without limitation risks relating to the spread of pandemic diseases;

•

legal proceedings and regulatory matters; and

•

other risks detailed in “Risk Factors” herein and in our reports filed from time to time with the SEC.

Additionally, our ability to expand our business is dependent upon various factors, such as the availability of capital on favorable terms, the ability to obtain various government permits and licenses, and the recruitment and training of skilled management and business employees.

All forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive and governmental factors outside of our control, that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include those discussed in “Risk Factors.” Given these risks and uncertainties, we urge you to read this prospectus completely with the understanding that actual future results may be materially different from what we plan or expect. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on forward-looking statements.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements made in this prospectus may not prove to be correct.

USE OF PROCEEDS

Upon registration with the U.S. Securities Exchange Commission, 3,374,980 of our outstanding shares of common stock will be eligible for sale under the Securities Act.  We will not receive any proceeds from the sale of the common stock offered through this prospectus.  We will however incur all costs associated with this registration statement and prospectus.  There is no minimum amount of shares that must be sold during this offering.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined. The offering price bears no relationship whatsoever to our assets or earnings. The Selling Security Holders paid $500 each for an aggregate investment of $14,000 for their shares, or approximately $0.004 per share.  Selling at the offering price of $0.10 per share provides a small profit which we believe is a fair return on their investment.  Among other factors considered were:

•

Our twelve (12) full year’s operating history,

•

Our current share book value; and

•

Our management expertise.

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DILUTION

The common stock to be sold by the Selling Security Holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution of equity interests to our existing stockholders.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established clients and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the "penny stock" rules.

SELLING SECURITY HOLDERS

This prospectus will be used for the offering of shares of our common stock owned by Selling Security Holders. The Selling Security Holders are offering for sale 3,374,980 shares of our common stock. (There are a total of 9,375,000 shares issued and outstanding.) Selling Security Holders, both non-affiliates and affiliates, are considered “underwriters” under the Securities Act of 1933, as amended, and as such must sell their shares at the fixed price of $0.10 per share for the duration of the offering or until the stock is quoted on the OTCBB or other exchange then at which time the Selling Security Holders may sell at the prevailing market price or at privately negotiated prices. We will not receive any proceeds from such sales. The sale of the securities by the Selling Security Holders is subject to the prospectus delivery and other requirements of the Securities Act. All Selling Security Holders have been advised to notify any purchaser of their shares that none of the proceeds from the sale of their stock will go to the company. All expenses of this offering are being paid for by us on behalf of Selling Security Holders. The following table sets forth information on our Selling Security Holders.

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Table 1.0 Selling Security Holders

Name of security holder	Shares beneficially owned as of the date of this prospectus[1]	Percent owned as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after offering is complete		Position, officer, other material relationship to the Company within last three years[4]
				If All Shares sold[2]	If No shares sold[3]
Soren Asadov	120,535	1.29%	120,535	0%	1.29%
Lydia and William H. Patton	120,535	1.29%	120,535	0%	1.29%
William B. and Wilma J. Harrison[10]	120,535	1.29%	120,535	0%	1.29%
William B. and Belvey Harrison[10]	120,535	1.29%	120,535	0%	1.29%
Joseph and Ruth Scutero[11]	120,535	1.29%	120,535	0%	1.29%
Paul and Kristen Bradaick	120,535	1.29%	120,535	0%	1.29%	Brother and Sister-in-law of Catherine A Bradaick
Deborah Igoe and William Eckert	120,535	1.29%	120,535	0%	1.29%
JoAnne Bradaick	120,535	1.29%	120,535	0%	1.29%	Mother of Catherine A. Bradaick
Lynnette J. Harrison[10]	120,535	1.29%	120,535	0%	1.29%
Dontae Weaver	120,535	1.29%	120,535	0%	1.29%
Patrick A. Thomas [6]	120,535	1.29%	120,535	0%	1.29%
Jerry Neel, Jr. [5]	120,535	1.29%	120,535	0%	1.29%
Evan Scutero[11]	120,535	1.29%	120,535	0%	1.29%
Hagit Barak	120,535	1.29%	120,535	0%	1.29%
Nataly Saigo [9]	120,535	1.29%	120,535	0%	1.29%
Anat Benerzra	120,535	1.29%	120,535	0%	1.29%
Moshe Turgeman	120,535	1.29%	120,535	0%	1.29%
Nina Saigo [9]	120,535	1.29%	120,535	0%	1.29%
Yaron Rechtschaffer [7]	120,535	1.29%	120,535	0%	1.29%
Jacob Tordjman	120,535	1.29%	120,535	0%	1.29%
Karen Wolfson	120,535	1.29%	120,535	0%	1.29%
Arie Rechtschaffer [7]	120,535	1.29%	120,535	0%	1.29%
Martin J. Mink	120,535	1.29%	120,535	0%	1.29%
Larry Chapman	120,535	1.29%	120,535	0%	1.29%
Jennifer Thomas [6]	120,535	1.29%	120,535	0%	1.29%
Mary Rechtschaffer [7]	120,535	1.29%	120,535	0%	1.29%
Douglas P. Zolla Jr [8]	120,535	1.29%	120,535		1.29%	Domestic Partner of Catherine A Bradaick
Marisu Neel [5]	120,535	1.29%	120,535	0%	1.29%
Totals:	3,374,980	36.12%	3,374,980	0%	36.12%

1 On March 31, 2012 the par value of the stock was changed from $1.00 to $0.01.  In addition, the Board of Directors approved of a forward stock split of 1,250:1 resulting in a forward increase in the sole shareholders’ shares from 7,500 to 9,375,000.

[2] The percentage of shares held in the event the Selling Security Holders sell all of their 3,374,980 shares offered in the Offering.

[3] The percentage held in the event the Selling Security Holders sell none of their 3,374,980 shares offered in the offering.

[4] The family members listed above as shareholders are all of legal age who live distantly separate and apart from their parents and have sole and dispositive rights over the disposal of their shares, and the voting rights attached thereto, and are not directly or indirectly influenced or controlled by anyone.

[5] Jerry and Marisu Neel are husband and wife.  Accordingly, each is deemed to be the beneficial owners of their spouse’s shares.

[6] Patrick and Jennifer Thomas are husband and wife.  Accordingly, each is deemed to be the beneficial owners of their spouse’s shares.

[7] Arie, Mary and Yaron Rechtschaffer are siblings, who are of legal age, live in separate residences and have sole and dispositive rights over the disposal of their shares, and the voting rights attached thereto, and are not directly or indirectly influenced or controlled by each other.

[8] Catherine A Bradaick and Douglas P Zolla are domestic partners.  Accordingly, each is deemed to be the beneficial owners of their partner’s shares

[9] Nina and Nataly Saigo are mother and daughter, respectively.  Nataly is of legal age, lives separately and apart from her parent.  Each have sole and dispositive rights over the disposal of their shares and the voting rights attached thereto, and are not directly or indirectly influenced or controlled by the other.

[10] William B. & Wilma Harrison are the parents of William B. Harrison (who is married to Belvey) and Lynnette Harrison.

[11] Joseph Scutero is the father of Evan Scutero (Ruth Scutero is Evan’s step-mother).

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All of the shares offered by this prospectus may be offered for sale, from time to time, by the selling shareholders, pursuant to this prospectus, in one or more private or negotiated transactions.   Management has not made a decision to seek quotation on the OTCBB at this time and there is no guarantee that quotation will be sought.  Until a decision to seek a quotation is made (and we are cleared for quotation), Selling Security Holders must sell their shares at the fixed price of $0.10 per share.  Should a trading market develop on an exchange, Selling Security Holders may sell at the prevailing market price.  If we file a successful application with FINRA and we are cleared for quotation, only then will the Selling Security Holders be able to also sell their shares in open market transactions in the over-the-counter market at prevailing market prices. The selling shareholders may affect these transactions by selling their shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions. Each of the selling shareholders has been declared an "underwriter" within the meaning of the Securities Act in connection with each sale of shares. The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales. In the event the Selling Security Holders sell all of their shares in the offering they will own no shares in the company upon completion of the offering.

Each selling shareholder acquired their shares under the exemption provided by Rule 4(2) of the Securities Act of 1933, as amended.  The shares were not a part of a public offering. There was no distribution of a prospectus, private placement memorandum, or business plan to the public. Shares were sold to friends, family and personal business acquaintances of the Secretary/Treasurer, Michael J. Daniels and our President, Catherine A. Bradaick.  Each individual had specific knowledge of the Company’s operation that was given to them personally by our Officers.  Each individual is considered educated and informed concerning investments such as the $500 investment in our Company.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the Selling Security Holders to sell their shares on a continuous basis for a period of nine months after this registration statement is declared effective. The Selling Security Holders may sell some or all of their common stock in one or more transactions, including block transactions:

•

On such public markets as the common stock may from time to time be trading,

•

In privately negotiated transactions,

•

Through the writing of options on the common stock,

•

In short sales, or

•

In any combination of these methods of distribution.

The sales price to the public is fixed at $0.10 per share for the duration of the offering or until the stock is listed on the OTCBB or other exchange then at which time the Selling Security Holders may sell at the prevailing market price or at privately negotiated prices. We may or may not apply to have our common stock traded on the OTCBB.  Should we choose not to apply a public market for our common stock may never materialize.

Each Selling Security Holder invested $500.00 for the purchase of their shares.  Accordingly, the twenty-eight (28) Selling Security Holders invested a total of $14,000. Upon effectiveness of this registration statement, the Selling Security Holders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer, participating in such transactions as agent, may receive a commission from either the Selling Security Holder or, if they act as agent for the purchaser of such common stock, from the purchaser. The Selling Security Holders will likely pay the usual and customary brokerage fees for such services.  The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or independent broker-dealer will not be greater than eight percent (8%) for the sale of any securities being registered.

We can provide no assurance that all or any of the common stock offered will be sold by the Selling Security Holders named in this prospectus.

As of September 15, 2012, we have expended approximately $10,005 of the estimated $14,038 cost of this offering. Of the offering costs expended so far, we have spent monies for accounting fees, PCAOB audit fees, stock transfer agent fees and our filing fee with the SEC.  We are bearing all costs relating to the registration of the common stock. The Selling Security Holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The Selling Security Holders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of shares of our common stock. The Selling Security Holders are deemed underwriters as defined in the 1933 Securities Act, as amended, and any broker-dealers who execute sales for the Selling Security Holders are "underwriters" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the Selling Security Holders sell their common stock, they must comply with applicable law and may, among other things, be required:

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•

Not to engage in any stabilization activities in connection with our common stock;

•

Furnish each broker or dealer through which shares of our common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

•

Not to bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The Selling Security Holders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Security Holders, and that there are restrictions on market-making activities by persons engaged in the distribution of shares. Under Regulation M, the Selling Security Holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Security Holder is distributing shares covered by this prospectus. Accordingly, the Selling Security Holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The Selling Security Holders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of our directors and executive Officers are set forth below. Our By-Laws provide for not less than one and not more than fifteen directors. All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Mr. Daniels has over thirty-five (35) years of business experience.  He has been involved in start-up companies as well as companies needing an experienced executive to help the business gain market share and reduce expenses to increase profits.  His skills working with financial professionals such as C.P.A.’s, accountants and P.C.A.O.B. Auditors provide us with the ability to keep our internal controls over financial accounting consistent with the requirements of Regulation S-K Item 308, Internal Control Over Financial Reporting.

Ms. Bradaick has been a business owner for over four (4) years as the owner of A Great Handyman LLC, a Florida limited liability company.  Ms. Bradaick has been the owner or majority shareholder in the small business that she has owned.  She has gained her experience in accounting and finance while working with C.P.A.’s and accountants.  In addition, Ms. Bradaick has experience at business operations and developing business models for business operations.

Table 2.0 Directors and Executive Officers

Name	Age	Position
Catherine A. Bradaick	45	President [1]
Michael J. Daniels	65	Secretary/Treasurer/Chairman of the Board of Directors [2]

[1] This is the first position as an Officer in a public company for Ms. Bradaick.

[2] This is the second directorship held by Mr. Daniels in a company that has filed a registration statement or any public company.  Mr. Daniels became Secretary/Treasurer/Chairman of the Board of Directors of Quality WallBeds subsequent to his purchase of stock in the Company on March 31, 2012.  He is also currently President of Court Document Services, Inc., a company fully reporting with the SEC.

Background of Executive Officers and Directors

- Catherine A. Bradaick has served as our President since control of the business changed on March 31, 2012. Ms. Bradaick has been the small business owner of A Great Handyman, LLC for the last four (4) years.  She has been responsible for the accounting, purchasing, marketing systems design used in the operations of the business.  She has negotiated independent contractor agreements; insurance policy implementation and the financial systems and controls of the businesses.  Advertising and

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customer service have been a particular area of concentration for Ms. Bradaick.  She will work whatever number of hours required by the business of the company.

- Michael J. Daniels has served as our Secretary/Treasurer and Chairman of the Board of Directors since control of the business changed on March 31, 2012. Mr. Daniels has worked as a business owner and consultant for the last five (5) years for 5 Dogs Inc.  He is also currently President of Court Document Services, Inc., a company fully reporting with the SEC.  Mr. Daniels holds a B.A. in Management from Webster University.  As a business owner and consultant he was responsible for conducting due diligence on various businesses from determining the value of a private business to negotiating the purchase of a business.  Once he acquired a business he was responsible for all employee hiring and training; instituting accounting procedures; compliance with all state and federal regulations, if any; and advertising.  It is Mr. Daniels’ skills in business management that we believe made him an ideal fit for this company.  Mr. Daniels will work 20 hours per week for the company and provide consulting services on an ongoing basis to his prior clients.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our common stock as of June 30, 2012, and our Officers and directors, individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees, if applicable. Subject to community property laws, where applicable, the persons or entities named in Table 1.0 (See "Selling Security Holders") have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Table 3.0 Beneficial Ownership

		Amount and Nature of Beneficial Ownership		Percent of Class [1]
Title of Class	Name and Address of Beneficial Owner	Before Offering	After Offering	Before Offering	After Offering
Common Stock	Catherine A. Bradaick 2820 16th Street, North St. Petersburg, Florida 33704	1,000,020	1,000,020	11%	11%
Common Stock	Michael J. Daniels 2820 16th Street, North St. Petersburg, Florida 33704	5,000,000	5,000,000	53%	53%
Common Stock	All Executive Officers and Directors as a Group	6,000,020	6,000,020	64%	64%
[1] The percentages assume that all of the shares being offered in this registration are sold.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 500,000,000 shares of common stock, $0.01 par value per share, of which 9,375,000 shares are issued and outstanding.  This prospectus is offering 3,374,980 of our issued and outstanding shares, which are held by the Selling Security Holders.  Upon the effectiveness of this registration statement, of which this prospectus forms a part, we will have 3,374,980 outstanding common shares registered for sale by our Selling Security Holders in accordance with the Securities Act of 1933.

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Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

Pursuant to the legal opinion of Harrison Law, P.A., all of the issued and outstanding shares of common stock being registered in this registration statement are duly authorized, fully paid, validly issued, and non-assessable.  Harrison Law, P.A.’s legal opinion regarding the issued and outstanding common stock appears elsewhere as an exhibit to this prospectus.

Preferred Stock

Our Amended and Restated Articles of Incorporation authorize the issuance of one class of preferred blank check stock to be issued solely at the discretion of the Board of Directors.  No preferred blank check stock has been defined or issued as of July 31, 2012.

Debt Securities

We currently have no provisions to issue debt securities.

Warrants

We currently have no provisions to issue warrants.

Dividend

No dividends have been paid since our incorporation on September 26, 2002. We anticipate that any earnings, in the foreseeable future, will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors.

Shares Eligible for Future Sale

Upon the effectiveness of the registration statement, of which this prospectus forms a part, we will have 3,374,980 outstanding common shares registered for sale by our Selling Security Holders in accordance with the Securities Act of 1933.  Prior to this registration, no public trading market has existed for shares of our common stock. The sale or availability for sale of substantial amounts of common stock in the public trading market could adversely affect the market prices for our common stock.

We currently have no shareholder holding shares that are eligible to be sold under Rule 144 of the Securities Act of 1933, as amended.

Transfer Agent and Registrar

We have engaged the services of Island Stock Transfer Inc., 15500 Roosevelt Blvd., Suite 301, Clearwater, Florida, 33760, to act as our transfer agent and registrar.

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INTEREST OF NAMED EXPERTS AND COUNSEL

Peter Messineo, CPA, independent certified public accountant, whose reports appear elsewhere in this registration statement, was paid in cash for services rendered. Therefore, they have no direct or indirect interest in us. Peter Messineo - CPA Firm’s report is given based on their authority as an expert in accounting and auditing.  Peter Messineo, C.P.A., P.A. has reviewed and audited financials for Quality WallBeds, Inc., for June 30, 2012 and 2011 and for December 31, 2011 and 2010, respectively.

Diane J. Harrison, Esq., of Harrison Law, P.A., is the counsel who has given an opinion on the validity of the securities being registered which appears elsewhere in this registration statement; she has an indirect interest in the Company.  Ms. Harrison is the spouse of our Secretary/Treasurer Michael J. Daniels and she is providing the legal opinion on the validity of our common stock.  Accordingly, there may be a conflict of interest.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation do include a provision for indemnifying a director, Officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, Officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article XV, Section 3, permit us to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, Officers, and controlling persons of Quality WallBeds, Inc., pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

The Company was incorporated under the laws of the State of Florida on June 29, 2000 under the name Quality WallBeds, Inc.  The company was organized to design, sell and install space saving furniture at the direction of clients.  The Company does not have any subsidiaries or related companies.

We have not been involved in any bankruptcy, receivership or similar proceedings since inception nor have we been party to a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business. We do not foresee any circumstances that would cause us to alter our current business model within the next twelve months.  In the event we need to raise additional capital, we will seek funds from private sources, as well as the sale of stock in the company.  In the event the company chooses to sell stock it will file a Form D with the Securities and Exchange Commission and prepare a private placement memorandum for distribution to accredited investors. Management believes that it does have a fiduciary responsibility to its shareholders and under specific circumstances, those that will create additional shareholder value, the Company will consider a merger, acquisition, roll-up or other business combination to increase shareholder value.

The Company has had no related transactions with any related persons, promoters or control persons that have had an interest in our business.

DESCRIPTION OF BUSINESS

Business Development

Quality WallBeds, Inc., (“Quality”) was incorporated on June 29, 2000 under the laws of the State of Florida. With twelve (12) years of operation, the business has had profits and losses during our twelve (12) years in business.  Quality currently sells to the public at large.  We are in a freestanding commercial building that comprising approximately 1900 square feet.  The store is located on a main artery of the City of St. Petersburg that runs from the far south of the city to the far north of the city.  This location was originally chosen for its exposure to the high volume of daily drive-by traffic.

Mr. Lloyd Burkley developed the business model for Quality WallBeds, Inc. capitalizing on his expertise and experience from his ten (10) years as general manager of the business when it was a sole proprietorship prior to incorporation. The business

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model is geared to the public at large.  We design and order our clients’ furniture from our store location prior to be delivered to the client. To capitalize on the experience of Mr. Burkley, we retained him as an independent sales contractor for the Company.  It is our belief that to maintain a strict adherence to the State of Florida and its rulings regarding retail sales and installations, we need to have an individual with the experience to observe our independent contractors at work regarding our type of work.

Our prior President, Lloyd Burkley, historically tracked sales by the hour to determine the optimum hours of operation.  We operate daily from 10:00 a.m. to 5:00 p.m., Monday through Friday, Saturday 11:00 a.m. to 4:00 p.m. Sunday open by appointments.

Mr. Burkley resigned his position with the Company on March 31, 2012 when he sold all of the stock in the corporation to the current shareholders.

Our Business

(1) Principal Products and Their Markets

We provide Quality space saving custom home furniture and closet organizing systems to the general public.  We currently offer our services to people and corporations needing the assistance in the organization of their living/work space.

We make use of our own website www.qualitywallbeds.com to target the typical individual that may be in our services in our target market area.  We began using advertising in local publications and found this approach to be effective.  Now, our advertising campaign consists primarily of the Internet and advertising in local publications in our larger markets.

(2) Distribution Methods of Our Products

The primary delivery of our products is through client interviews at the clients’ location or an in store interview from our location. Our clients’ orders are then processed and sent to the manufacturer. When the completed order is received in our warehouse we then assign our current installer who has a finished carpenter’s license to install the product.   Our sales are comprised of 95% client location and 5% in store interviews.

Clients call in from one of our advertising sources or from referral.  Our VP of Operations, Lloyd Burkley is responsible for screening all calls and arranging appointments with clients.  When the design is completed, Mr. Burkley receives payment prior to services being ordered or performed.  Once the order is taken the client is given a tentative timeframe for receiving of goods and installation.

We are in the process of modifying our website to allow our clients to order online.  It is too early to assess if we will be able to provide this new method of ordering.

 (3) Status of Any Publicly Announced New Product or Service.

We have not developed any new or unique products that would make us stand above our competition. We do believe however that the quality of our work product is what has allowed our business to remain viable.  Our new President believes that we can develop additional products that will be different from our competitors and will allow us to target a larger market segment.

(4) Our Competition

To compete effectively in our industry, a company must understand and then respond to the specific needs of the client. Many of our competitors have greater financial resources than we have, enabling them to finance acquisition and development opportunities or develop and support their own operations. In addition, many of these companies can offer additional product offerings not provided by us. Many also have greater name recognition. Our competitors may have the luxury of sacrificing profitability in order to capture a greater portion of the market. Consequently, we may encounter significant competition in our efforts to achieve our growth objectives. Our competitors have methods of operation that have been proven over time to be successful.

Since we are in a recessionary period our large competitors have chosen to advertise low prices in an effort to gain sales.  Our former President Lloyd Burkley chose not to compete on a price basis and continued an advertising campaign based on quality.  Our incoming President, Catherine A. Bradaick, has extensive experience in advertising and the company has chosen to compete by offering quality products and time sensitive installations as the main selling points of our services.  It is too early to be able to analyze the results of this new advertising approach.

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(5) Sources and Availability of Raw Materials

At this time we do not see a critical dependence on any supplier(s) that could adversely affect our operations.  Other than manufacturers that may rely on raw materials in their production, we do not rely on the supply of any natural resources for our operations.

 (6) Dependence on Limited Clients

We do not have any limitation on clients at this time other than the fact that we limit our geographical area to the State of Florida.  Presently we are not soliciting business outside of the State of Florida.  If we are able to expand our business we will expand our service area beyond Florida to cover a larger population base.

(7) Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

At the present time we do own the domain name www.qualitywallbeds.com.  We may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guaranty that:

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These agreements will not be breached;

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We would have adequate remedies for any breach; or

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Our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guaranty that our actions will be sufficient to prevent imitation or duplication of our products by others or prevent others from claiming violations of their trade secrets and proprietary rights.

(8) Need for Government Approval of Principal Products.

There are no federal or state approvals that are required for the specific products that we offer.

(9) Government Regulation

There are no federal or state regulations that require a special business license for our business however the City of St. Petersburg requires us to maintain a yearly business license.  We are required to have a local business license as well as a sales tax exemption certificate.  We are not required as a company to maintain worker’s compensation insurance and pay into the Florida unemployment compensation fund since we use independent contractors.  When our new Officers and directors begin to receive a salary we will then have to apply for Workers Compensation insurance and pay into the Florida unemployment compensation fund.

As a Florida corporation we must file an annual report with the Department of State in Florida.

We are required to have a ‘Finished Carpenters License’ to install the products within the City of St. Petersburg.  We must insure that we have an individual with the appropriate license as the current installer.

 (10) Research and Development during Our Last Two Fiscal Years

During the last two fiscal years we do not know of any specific research and development that took place.  Since the change in control on March 31, 2012 we have begun researching the development of different products to be offered.  The cost of our research and development of alternative products are limited and we do not feel the cost of developing additional products will have any significant impact on our profitability.

(11) Cost and Effects of Compliance with Environmental Laws

As a business we are not subject to federal, state or local environmental laws.

(12) Our Employees

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At July 31, 2012 there was one (1) part-time employee and two (2) full-time employees which included 1 (one) full-time installer, who maintains the Finished Carpenters License and one (1) office manager.  At the present time, Mr. Daniels, our current Secretary and Treasurer, devotes approximately 20 hours per week to the Company.  As the business increases, he will dedicate more of his time to our operations if and when necessary.  In addition, Catherine A Bradaick, our President devotes approximately 30 hours per week to Quality WallBeds, Inc.,  Ms. Bradaick has a small business of her own that she also spends time with.  Ms. Bradaick will devote whatever time is necessary to accomplish the goals of Quality.

Our former President Lloyd Burkley is now an independent contractor in sales for the company.  Mr. Burkley works approximately 35-40 hours per week.  He is paid as an independent contractor.

With at least four (4) major universities in the State of Florida and given the current state of recession and unemployment we do not anticipate a shortage of potential candidates to use as sales people in the event we need to hire additional employees or add independent contractors.

Reports to Security Holders

We will be required to file reports and other information with the U.S. Securities and Exchange Commission (“SEC”) when our registration statement is effective and we are a fully reporting company. You may read and copy any document that we file at the SEC's public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at <www.sec.gov>. We believe that we will be an electronic filer making our information available through an Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.  This information may be found at www.sec.gov.

We are not required by the Florida Revised Statutes to provide annual reports. At the request of a shareholder, we will send a copy of an annual report to include audited financial statements. In the event we become a reporting company with the SEC, we will file all necessary quarterly and annual reports.

JUMPSTART OUR BUSINESS STARTUPS ACT

In April, 2012, the Jumpstart Our Business Startups Act ("JOBS Act") was enacted into law. The JOBS Act provides, among other things:

Exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies;

Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Securities Exchange Act of 1934;

Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings;

Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and

Exemption from registration by a non-reporting company of offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and exemption of such sales from state law registration, documentation or offering requirements.

In general, under the JOBS Act a company is an emerging growth company if its initial public offering ("IPO") of common equity securities was effected after December 8, 2011 and the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will no longer qualify as an emerging growth company after the earliest of

(i) the completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more,

(ii) the completion of the fiscal year of the fifth anniversary of the company's IPO;

(iii) the company's issuance of more than $1 billion in nonconvertible debt in the prior three-year period, or

(iv) the company becoming a "larger accelerated filer" as defined under the Securities Exchange Act of 1934.

The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact the Company are discussed below.

Financial Disclosure. The financial disclosure in a registration statement filed by an emerging growth company pursuant to the Securities Act of 1933 will differ from registration statements filed by other companies as follows:

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(i) audited financial statements required for only two fiscal years;

(ii) selected financial data required for only the fiscal years that were audited;

(iii) executive compensation only needs to be presented in the limited format now required for smaller reporting companies. (A smaller reporting company is one with a public float of less than $75 million as of the last day of its most recently completed second fiscal quarter)

However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. The Company is a smaller reporting company. Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs audited financial statements for its two most current fiscal years and no tabular disclosure of contractual obligations.

The JOBS Act also exempts the Company's independent registered public accounting firm from complying with any rules adopted by the Public Company Accounting Oversight Board ("PCAOB") after the date of the JOBS Act's enactment, except as otherwise required by SEC rule.

The JOBS Act also exempts an emerging growth company from any requirement adopted by the PCAOB for mandatory rotation of the Company's accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation. The JOBS Act also provides an exemption from the requirement of the Company's independent registered public accounting firm to file a report on the Company's internal control over financial reporting, although management of the Company is still required to file its report on the adequacy of the Company's internal control over financial reporting.

Section 102(a) of the JOBS Act exempts emerging growth companies from the requirements in §14A(e) of the Securities Exchange Act of 1934 for companies with a class of securities registered under the 1934 Act to hold shareholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act. The JOBS Act also provides that an emerging growth company can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The Act also permits research reports by a broker or dealer about an emerging growth company regardless if such report provides sufficient information for an investment decision. In addition the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of a research reports on the emerging growth company IPO.

Section 106 of the JOBS Act permits emerging growth companies to submit 1933 Act registration statements on a confidential basis provided that the registration statement and all amendments are publicly filed at least 21 days before the issuer conducts any road show. This is intended to allow the emerging growth company to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a roadshow.

Election to Opt Out of Transition Period. Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a 1933 Act registration statement declared effective or do not have a class of securities registered under the 1934 Act) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of the transition period pursuant to Section 107(b).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following management's discussion, analysis of financial condition, and results of operations should be read in conjunction with our financial statements and notes contained elsewhere in this prospectus. This section of our prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are an operating company that is seeking to expand operations when we believe the current economic downturn has stopped. We have an operating history and have generated revenues in every period in which we have been operational. We have yet to undertake any expansion activity. We believe the economy is in the latter stages of an economic downturn and there is a reasonable

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likelihood that increased revenues can be derived from our business in the foreseeable future when our economy begins to improve.  If we are able to increase revenues there is no guarantee that we will be able to generate any profits.  We do not believe that our operation will require us to acquire additional capital that can provide the company cash for its operations over the next twelve (12) months.

Our Board of Directors believes that we cannot expand as an on-going business during the next twelve months since we are in an economic downturn.  Management believes that it must follow a prudent strategy of keeping any profits in the company to avoid having to take on any debt.  Both of our Officers/directors have therefore decided to forego any cash compensation until we believe that the economy has begun to change and our revenues increase accordingly.

Our future financial success will be dependent on the success of our ability to generate more revenue through an aggressive direct marketing campaign targeting homeowners in our specific target market area. Any significant revenue increases may take years to complete and future cash flows, if any, are impossible to predict at this time.  Since we are in a highly competitive industry where the failure rate for small individual businesses is at an all-time high management is developing a business model that will concentrate on cost control with slow business development.

Results of Operations

General

The following table shows our revenues, expenditures and net income for the periods ending June 30, 2012 (unaudited) and   December 31, 2011 and 2010 (audited).

Table 4.0 Revenues, Expenditures and Net Income

Period Ended:	Revenue	Expenses	Provision For Income Taxes	Net Income (Loss)
June 30, 2012	$ 124,652	$ 125,633	$ 0	$ (981)
June 30, 2011	$ 92,588	$ 81,091	$ 0	$ 11,497
December 31, 2011	$ 192,098	$ 184,469	$ 0	$ 7,629
December 31, 2010	$ 230,894	$ 222,709	$ 0	$ 8,185

Results of Operations for the Period Ending June 30, 2012

For the six months ending June 30, 2012, our revenue increased from the six months ending June 30, 2011 by $32,064 or 35%.  The increase we believe is directly attributed to an increase in sales volume as our product pricing has remained unchanged. We believe the increase is related to a small improvement in the economy and consumers trying to find alternatives in their home improvements.  Our expenses increased to $125,633 for the first six months of the year 2012 which is an increase of $44,542 or 55% which we attribute to an increase in salaries, a 29% increase from the previous year. Our salaries increased due to the requirements of our employees who have been with the company for seven (7) years and the continuing recessionary period causing a financial strain on them.  Our cost of goods sold has remained relatively constant as we have been using the same suppliers for over ten (10) years. For the six months ending June 30, 2012, the most significant components of our cost of sales, the raw materials used in our end products, totaled $25,531, which is 35% of the total cost of sales or 20% of revenues.

Based on our results in the six months ended June 30, 2012, management believes that our revenues may show an increase for the year ending December 31, 2012.  We also expect a corresponding increase in revenues so a small loss is projected for our year ending December 31, 2012.

Results of Operations for the Period Ended December 31, 2011

For the year ended December 31, 2011, our revenue saw a decrease of $38,796 or 17% from $230,894 at December 31, 2010.  Our decrease in revenue we believe is closely related to the downturn in the economy, compounded by the competition of our ‘big box’ competitors.  Our total number of clients dropped as well as the average sales of our products.  A drop in average sales in our industry is usually related to how the macroeconomic economy is performing.  The 17% decrease in revenue was due to the decrease in the volume of product sold.  With fewer sales, our costs of sales correspondingly saw a decrease of $24,509 (an 18% decrease in cost of sales).  The most significant component of our cost of sales is cabinetry which totaled $30,055 or 28% of the total cost of sales.  This is a decrease of $4,524 or 15% from the prior year.  We believe the downturn in the economy influenced clients’ decisions regarding initial purchases and purchases of upgrades to the final product, resulting in lower revenue.

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General and administrative expenses for the year ended December 31, 2011 totaled $72,100 versus $86,800 for the year ended December 31, 2010.  Expenses primarily consisted of rent of $11,450, officer salaries of $11,000, and advertising expenses of $9,000. The general and administrative expenses decrease of $14,700, or 17%, was driven primarily by an $8,000 decrease in operating expenses with small decreases in other expenses.  As a percentage of revenue, the general and administrative expenses for 2011 decreased by 6%.

The Company was under the control of Mr. Lloyd Burkley until March 31, 2012.  When the present management took control on March 31, 2012, new management believed a proactive management response to the changing economy had not been used.  Accordingly our new management saw the drop in both revenue and profits as an immediate target for an adjustment to the business model of the company.

Results of Operations for the Year Ended December 31, 2010

For the year ended December 31, 2010, our revenue decreased from our 2009 revenues.  We did not incur a loss during the period although our net income dropped to $8,185.  Our decrease in revenue and profits we believe tracked closely to the downturn in the economy.  While our numbers were not significantly lower, we believe that prior management did not accurately prepare for the severe downturn in the economy.

During the year ended December 31, 2010, the specialty furniture business as a whole began to see a downturn in business.  By not taking advantage of cost cutting measures during the fiscal year 2009, the company was unprepared for the deep recession that hit the business industry in the year 2010.

The most significant component of our cost of sales was the cost of the raw materials used in our end product, which totaled $49,958 or 69% of the total cost of sales.  We believe the downturn of the economy during this period discouraged consumers from discretionary spending on items such as our products and upgrades to previous purchases.

Liquidity & Capital Resources

Since inception the company has concentrated its efforts in specialty space saving furniture for both residential and commercial properties.  Management believed it could capitalize on the number of consumers who preferred using a space saving bedroom/office space for the space limitations within homes and offices in our area.

Our internal liquidity is provided by our operations. Our total current assets exceed our current liabilities due to the fact that the current shareholders purchased the business without any financing and the current revenue is sufficient to pay all of the bills of the company without any borrowing or terms exceeding weekly payment for any products.

Our cash flows improved as the economy slowly improved.  The change in our accounts receivable was evident as the change of ($13,507) at June 30, 2011 to $5,081 at June 30, 2012 was what we believe was a significant improvement that we attribute to the improving economic conditions.  Our customer deposits increased from June 30, 2011 to June 30, 2012 by $12,507 which is reflected in our improved revenue for the same period.

Our accounts payable remain relatively constant from period to period due to the fact that we order our product on a just in time basis coupled with what we have developed as a customer specification need. Based on the twelve (12) year history of the company we have determined that we can order bed and closet hardware to customer specification without having to inventory these items thereby increasing our cash flow and decreasing our accounts payable.  Due to our increase in sales volume, we had an increase in accounts payable of $15,476.00 as of June 30, 2012, that represents 12% of our total sales revenue which management considers an acceptable level.

The change in our accounts payable from June 30, 2012 to the same period in 2011 is due to the fact that new management has elected to conserve cash and utilize the net 90-180 terms offered by our suppliers.  With the economy still in what we perceive as a recession, management believes it prudent to take advantage of the net 90-180 terms to increase our cash on hand until sales begin to show a growth pattern.  With our current accounts receivable and cash on hand we have sufficient cash and cash equivalents to pay down the leveraged accounts payable should our suppliers demand payment earlier.

At December 31, 2011 compared to December 31, 2010, our accounts payable change was due to a fluctuating increase in sales volume during the final quarter of 2011.  We began to to see consumer demand increase during the fourth quarter of 2011 so prior management had the cash to overpay the company credit card knowing the certain payables would be due shortly after the start

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of the new fiscal year in 2012.  After March 31, 2012, new management implemented the policy of conserving cash believing that conservation of cash flow was a more prudent strategy to employ until consumer demand improves.

Management believes that in the fiscal year 2012 the Company will show a revenue increase and may show a profit however there is no guarantee that we will increase revenues or show a profit.  Management forecasts our profits to be minimal.  Management does believe that revenues are increasing and operations should be sustainable in the long-term of at least twelve (12) months due to the increase in cash flow from sales of the company.  In the event the company needs additional funds, our management believes that a small business loan should be obtainable on reasonable terms due to the Company having no debt and owning all of the assets of the corporation free and clear of any encumbrances.   There is no guarantee that such a small business loan will be obtained or if there will be terms that will be suitable for the company.

In the event we are unable to generate sufficient funds to continue our business efforts, we will seek additional capital through a private placement of our common shares or debt financing.  If we are pursued by a larger company for a business combination we will analyze all strategies to continue the company and maintain or increase shareholder value.  Under these circumstances we would consider a merger, acquisition, joint venture, strategic alliance, a roll-up, or other business combination for the purposes of continuing the business and maintaining or increasing shareholder value.  Management believes its responsibility to maintain shareholder value is of paramount importance, which means the Company should consider the aforementioned alternatives in the event funding is not available on favorable terms to the Company when needed.

In the event cash flow was to tighten, management would consider additional paid in capital to ease our cash flow.

We have not entered into any discussions with any companies, financial institutions, investment banks, broker-dealers, promoters or other parties regarding the pursuit of any business combination that would result in a change in control.  We set forth above the circumstances under which this would occur, keeping in mind the fiduciary responsibility of management to maintain shareholder value.

Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations are based upon the financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures on the date of the financial statements.

On an on-going basis, we evaluate our estimates, including, but not limited to, those related to revenue recognition.

We use authoritative pronouncements, historical experience and other assumptions as the basis for making judgments. Actual results could differ from those estimates. Critical accounting policies identified are as follows:

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less when acquired to be cash equivalents.  The Company had cash equivalents of $13,036, $2,628, and $11,308 at June 30, 2012 and December 31, 2011 and 2010, respectively.

Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

Fair Value Measurement

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) a reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

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Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Inputs that are both significant to the fair value measurement and unobservable

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2012 and December 31, 2011 and 2010. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

The Company applied ASC 820 for all non-financial assets and liabilities measured at fair value on a non-recurring basis. The adoption of ASC 820 for non-financial assets and liabilities did not have a significant impact on the Company’s financial statements.

As of June 30, 2012 and December 31, 2011 and 2010 the fair values of the Company’s financial instruments approximate their historical carrying amounts.

Accounts Receivable

Accounts receivable consisted of amounts due from customers.  Receivables are determined to be past due, based on payment terms of original contracts or invoices.  The Company uses the allowance method for recognizing bad debts. When an account is deemed uncollectible, it is written off against the allowance. The Company generally does not require collateral for its accounts receivable. The Company does not typically charge interest on past due receivables.

As of June 30, 2012 and December 31, 2011 and 2010, management believes an allowance for uncollectible accounts in the amount of $0, $0 and $0, respectively, was adequate.

Inventory

The Company follows FASB ASC 330-10, Inventory. Inventory was stated at the lower of cost (first-in, first-out) or market.  Market was generally considered to be net realizable value.  Inventory consisted of supplies used to assemble the Company’s product.

Property and Equipment

The Company follows FASB Accounting Standards Codification ASC 360-10, Property, Plant, and Equipment.  Property and equipment were stated at cost. Depreciation was calculated using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years.  Expenditures for additions and improvements were capitalized, while repairs and maintenance costs were expensed as incurred.  The cost and related accumulated depreciation of property and equipment sold or otherwise disposed of were removed from the accounts and any gain or loss was recorded in the year of disposal.  Depreciation expense for the periods ended June 30, 2012 and December 31, 2011 and 2010 were $17,394, $16,277 and $11,866, respectively.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740, “Income Taxes”.  Income taxes were provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting.  Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities were recovered or settled.  Deferred tax assets were also recognized for operating losses that were available to offset future taxable income and tax credits that were available to offset future federal income taxes, less the effect of any allowances considered necessary.

Income (Loss) per Common Share

The Company follows FASB Accounting ASC 260, “Earnings Per Share”.  Basic net loss per share excludes the impact of common stock equivalents.  Diluted net income (loss) per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents.

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DESCRIPTION OF PROPERTY

Our principal business address is at 2820 16th Street North, St. Petersburg, Florida  33704, which is a commercial building fronting a major north/south thoroughfare in the city.  We do not own the building but lease the premises which are approximately 1900 square feet.  The building is a single story stucco building that is in good condition. Our current lease is non-cancellable for a one (1) year period beginning on the June 1, 2012, and ending on June 1, 2013.  The total annual rental of $15,186.86 is payable in monthly installments of $1,168.2 due on the first (1st) day of every month. We own our furniture, computer system, ancillary equipment, and store supplies and all of the related equipment purchased for use in a business.  The Company has no leased equipment for business purposes.  All furniture, fixtures and equipment is owned without any liens or encumbrances.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge there are no transactions involving any director, executive Officer, or any security holder who is a beneficial owner or any member of the immediate family of the Officers and directors.

AUDIT COMMITTEE

We do not have an audit committee that is comprised of any independent director. We rely on our Secretary/Treasurer, Michael J. Daniels, for our audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act.  Our Board of Directors acts as our audit committee. The Board which is comprised of only Mr. Daniels and no independent directors has determined that the relationship of Mr. Daniels as our Chairman of the Board of Directors and as both our Company Secretary/Treasurer and our audit committee financial expert is not detrimental to the Company. Mr. Daniels has an understanding of GAAP and financial statements; the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves in a fair and impartial manner; has experience analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to or exceed the breadth and complexity of issues that can reasonably be expected to be raised by the issuer’s financial statements; an understanding of internal control over financial reporting; and an understanding of audit committee functions. Mr. Daniels has gained this experience through his experience with public reporting companies as well as coordinating financial statements with various C.P.A.’s.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted or traded on any quotation medium at this time. Once we are fully reporting with the SEC, we may or may not apply to have our common stock included for quotation on the FINRA OTC Bulletin Board.  However, until such a decision is made and an application is accepted and trading of our stock on the FINRA OTC Bulletin Board begins shareholders who wish to sell their shares will have to sell their shares at the fixed price of $0.10 per share.  In the event the stock is listed on the OTCBB or other exchange, the Selling Security Holders may sell at the prevailing market price or at privately negotiated prices.  There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the FINRA OTC Bulletin Board price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results; announcements of new product innovations, new sales formats, or new products by us or our competitors; changes in financial estimates by securities analysts; conditions or trends in Internet use, such as increased Internet advertising and online ordering by small independent operators or traditional brick and mortar operations; changes in the market valuations of other businesses; announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments; additions or departures of key personnel; sales of common stock; and other events or factors, many of which are beyond our control. In addition, the stock market in general, and the market for our type of business in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.

Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of our business may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results.  These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

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At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.  There are no shares of common stock that could be sold by an affiliated selling shareholder according to Rule 144.

No cash dividends have been paid during the last three (3) years. In the near future, we intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

We have thirty (30) stockholders of record of our common stock as of July 31, 2012.

EXECUTIVE COMPENSATION

At the present time both of our Officers and Directors have forgone and cash or stock compensation for their services.  Both Officers believe it prudent to keep the earnings in the company to continue operations.  If and when our revenues and earnings allow for compensation, both Mr. Daniels and Ms. Bradaick will collect a salary of $26,000 per year, which will be adjusted annually according to their performance and the performance of the company.

Revenues and earnings, as well as sufficient cash flow, must be considered when determining when salaries may be available to our Officers and directors.  Cash flows must be sufficient to meet the monthly cash needs of the business.  Earnings are determined quarterly and will be analyzed along with our cash flows to determine if there is sufficient cash remaining after all expenses are paid to commence salaries for Mr. Daniels and Ms. Bradaick.  The amount of compensation to one or both Officers will be no more than net profits will allow.

The following table sets forth information concerning the annual and long-term compensation of our President and Secretary/Treasurer, and the most highly compensated employee and/or executive Officer who served at the end of the fiscal years December 31, 2010 and 2011, and whose salary and bonus exceeded $100,000 for the fiscal years ended December 31, 2011 and 2010, for services rendered in all capacities to us. The listed individuals shall be hereinafter referred to as the "Named Executive Officers."

Table 5.0 Summary Compensation

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Com-pensation ($)	Non-Qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
Lloyd Burkley[1]	2011	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

[1] There is no employment contract with Mr. Lloyd at this time. Nor are there any agreements for compensation in the future. Mr. Lloyd has sold all of his stock in the company and has resigned all of his positions.

[2]There is no employment contract with Mr. Daniels at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

[3] There is no employment contract with Ms. Bradaick at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

[4] Both Mr. Daniels and Ms. Bradaick will forgo any cash compensation during the fiscal year 2012. Their experience dictates that any cash compensation at this time would be counterproductive to the financial security of the company.  Should the company generate sufficient cash flow and net profits in the fiscal year 2012 both Mr. Daniels and Ms. Bradaick will be compensated.  Any compensation will be decided by the Board of Directors, with shareholder approval, if and when profits (after all expenses, excluding income taxes, are paid) allow for salaries to be paid.  In other words, the amount of compensation to one or both Officers will be no more than net profits will allow.

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Table 6.0 Outstanding equity awards for 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value Of Shares Of Units Of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Lloyd Burkley	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Compensation of Directors

Pursuant to our By Laws, directors will not be compensated for their services in their capacity as directors. If and when the Company has net profits, after all expenses are paid prior to any income tax being considered, director compensation for actual attendance at each regular or special meeting of the Board may be authorized. At this time, Directors are not paid for meetings attended.  All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Table 7.0 Director Compensation for 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Lloyd Burkley	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Additional Compensation of Directors

As of December 31, 2011, our directors have received no compensation. Pursuant to our By Laws, directors will not be compensated for their services in their capacity as directors, but may, by resolution of the board, be paid a fixed sum and expenses for actual attendance at each regular or special meeting of the Board.  At this time, Directors’ meeting expenses are not paid.  In the future, such payment will be revisited as the Company’s performance and income improves.  There can be no guarantee that we will ever have profits from which our Directors may receive payment.

Board of Directors and Committees

Currently, our Board of Directors consists of Michael J. Daniels, Chairman, and Catherine A. Bradaick, Director.  We are not actively seeking additional board members. At present, the Board of Directors has not established any committees.

Employment Agreements

Currently, we have no employment agreements with any of our Directors or Officers.

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DISCLOSURE CONTROLS AND PROCEDURES

Our Board of Directors believes that since our new management took control on March 31, 2012, our disclosure controls and procedures, developed by our new Chairman/Secretary/Treasurer, Michael J. Daniels, are in keeping with the intent of the regulations.  Mr. Daniels and the full Board of Directors find the Company’s disclosure controls and procedures meet the requirements.  Management has the responsibility for establishing and maintaining adequate controls over the financial reporting of our Company.  Our controls and procedures include, without limitation, those designed to ensure that information to be disclosed is recorded, processed, summarized and reported within the appropriate time periods and that the information is communicated to management, including its principal executive Officer and principal financial Officer, as appropriate, regarding timely disclosure.  There were no disclosure requirements for 2011 and 2010 except for income tax reporting.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Our Chairman/Secretary/Treasurer, Michael J. Daniels, will be providing a full financial reporting and accounting of the Company according to the Generally Accepted Accounting Principles and guidelines established by the American Institute of Certified Public Accountants. The Board of Directors found no weaknesses in the controls that were established for 2010 and 2011 and through March 31, 2012 when new management assumed control of the company. As of this filing, our Chairman/Secretary/Treasurer, Michael J. Daniels, believes that the Company will be able to provide timely and accurate reports and keep those who invest in our Company fully informed of the true financial status of the Company at all times. Should there be additional changes in our internal control over financial reporting, these changes will be made available in our reports filed with the Securities and Exchange Commission.

CODE OF ETHICS

We adopted a Code of Ethics as of March 31, 2012 that applies to our principal executive officer, principal financial officer, and principal accounting officer as well as our employees.   Our complete Code of Ethics is included in this registration statement as an exhibit and is available for viewing on our website, www.qualitywallbeds.com.  Our annual report filed with the Securities Exchange Commission will set forth the manner in which a copy of our code may be requested at no charge.  The following is a summation of the key points of the Code of Ethics we adopted:

•

Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

Full, fair, accurate, timely, and understandable disclosure reports and documents that an issuer files with, or submits to, the Commission and in other public communications made by our Company;

•

Full compliance with applicable government laws, rules and regulations;

•

The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•

Accountability for adherence to the code.

CORPORATE GOVERNANCE

We are not listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent.  Further, we have not applied for a listing with a national exchange or in an inter-dealer quotation system which has requirements that a majority of the board of directors be independent.  We have conducted regular Board of Director meetings on the last business Friday of each quarter for the last calendar year.  Each of our directors has attended all meetings. We have no standing committees regarding compensation, audit or other nominating committees.  At our annual shareholders meetings, each shareholder is given specific information on how he/she can direct communications to the Officers and directors of the corporation.  All communications from shareholders are relayed to the members of the Board of Directors.  We have no independent directors on our Board of Directors as defined in Item 407 of Regulation S-K.

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EXPERTS

Certain of the financial statements of Quality WallBeds, Inc., Inc. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited or reviewed by P.M., C.P.A., independent certified public accountant, whose reports thereon appear elsewhere herein and in the registration statement.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 26, 2012, we engaged Peter Messineo, C.P.A.’s, as our independent auditors. They are our first auditors and we have had no disagreements with P. M. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, in connection with its reports.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Quality WallBeds, Inc., by Harrison Law, P.A., 8955 U.S. Highway 301 N., No. 203, Parrish, Florida 34219.  The spousal relationship between our Secretary/Treasurer Michael J. Daniels and Diane J. Harrison the President of Harrison Law, P.A. may create a conflict of interest with our Company operating independently by Harrison Law, P.A. providing the opinion of the validity of the shares of the Company.

CONFLICT OF INTERESTS

The Secretary/Treasurer of our Company, Michael J. Daniels is the husband of the principal in the firm of Harrison Law, P.A.  This firm is providing the opinion as to the validity of our shares.  There could be a conflict of interest that could arise if a client of Quality was also a client of Harrison Law, P.A. and it was necessary for Harrison Law, P.A. to put the interests of the client above those of Quality.  Currently there are no mutual clients of Harrison Law, P.A. and Quality WallBeds, Inc. In the event a client is referred by Harrison Law, P.A. to Quality there is no financial arrangement whereby Harrison Law, P.A. receives any of the monies earned by Quality WallBeds, Inc., The only fees paid to Harrison Law, P.A., if any, will be for legal advice and work.

WHERE YOU CAN FIND FURTHER INFORMATION

Quality WallBeds, Inc., will be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, or information statements and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street N. E., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

Quality WallBeds, Inc. has filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Quality WallBeds, Inc., and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such stores upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference however the prospectus includes the material provisions of any contract or document filed as an exhibit to the registration statement.

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Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Quality WallBeds, Inc.

Saint Petersburg, Florida

I have audited the accompanying balance sheets of Quality WallBeds, Inc. as of December 31, 2011 and 2010 and the related statements of operations, statements of changes in stockholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation.  I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quality WallBeds, Inc. as of December 31, 2011 and 2010 and the results of its operations, stockholders’ equity and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/PETER MESSINEO

Peter Messineo, CPA

Palm Harbor, Florida

July 30, 2012

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Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Quality Wallbeds, Inc.

We have reviewed the accompanying balance sheet of Quality Wallbeds, Inc. as of June 30, 2012, and the related statements of income, stockholders’ equity, and cash flows for the six-month periods ended June 30, 2012 and 2011. These financial statements are the responsibility of the company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/Peter Messineo, CPA

Peter Messineo, CPA

August 6, 2012

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QUALITY WALLBEDS, INC.

Balance Sheets

For the Six Months Ending June 30, 2012 and

For the Years Ending December 2011 and 2010

		As of
	For the Six Months Ending June 30, 2012 (unaudited)	December 31, 2011 (audited)	December 31, 2010 (audited)

ASSETS

Current Assets:
Cash and Cash Equivalents	$ 13,036	$ 2,628	$ 11,308
Accounts Receivable	15,478	20,559	17,151
Inventory	10,000	10,000	10,000
Total Current Assets	38,514	33,187	38,459

Property and Equipment, net of accumulated depreciation of $16,277 and $11,866, as of December 31, 2011 and 2010 respectively	6,472	7,589	9,765

Total Assets:	$ 44,986	$ 40,776	$ 48,224

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$ 18,491	$ 1,119	$ 8,428
Customer Deposits	-	14,385	13,328
Other Current Liabilities	5,169	2,965	1,994
Total Current Liabilities	23,660	18,469	23,750

Total Liabilities	$ 23,660	$ 18,469	$ 23,750

Stockholders' Equity:
Common Stock; $0.01 per share par value; 500,000,000 shares authorized; and 9,375,000 issued and outstanding	93,750	93,750	93,750
Cumulative Contributions	(68,566)	(68,566)	(58,770)
Accumulated Deficit	(3,858)	(2,877)	(10,506))
Total Stockholder’s Equity	21,326	22,307	24,474

Total Liabilities and Stockholders' Equity	$ 44,986	$ 40,776	$ 48,224

The accompanying notes are an integral part of these statements.

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QUALITY WALLBEDS, INC.

Statements of Operations

For the Six Months Ending June 30, 2012 and 2011 and

For the Years Ending December 2011 and 2010

	For the Six Months Ending June 30, 2012	For the Six Months Ending June 30, 2011	For the Year Ending, December 31, 2011	For the Year Ending, December 31, 2010
Revenue:
Sales	124,652	92,588	192,098	230,894
Cost of Sales	74,134	51,917	107,941	132,450
Gross Profit	50,518	40,671	84,157	98,444

Operating Expenses:
General and Administrative	50,382	26,969	72,117	86,816
Depreciation Expenses	1,117	2,205	4,411	3,443
Total Operating Expenses	51,499	29,174	76,528	90,259

Net Income from Operations	(981)	11,497	7,629	8,185

Income Taxes	-	-	-	-

Net Income	$ (981)	$ 11,497	$ 7,629	$ 8,185

Basic and Diluted loss per share	(0.00)	(0.00)	(0.00)	(0.00)

Weighted average number of shares outstanding	9,375,000	9,375,000	9,375,000	9,375,000

The accompanying notes are an integral part of these statements.

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QUALITY WALLBEDS, INC.

Statement of Stockholders’ Equity

For the Six Months Ending June 30, 2012 and 2011

For the Years Ending December 2011 and 2010

	Common Stock		Stockholders’ Contributions (Distributions)	Retained Earnings (Accumulated Deficit)	Total Shareholder Equity (Deficit)
	Shares	Amount

Balance as of January 01, 2010	7,500	$ 7,500	$ 39,639	$ (18,691)	$ 28,448
Stock split 1,250:1, authorized March 31, 2012*
Stock Split: Old Shares	(7,500)	(7,500)	7,500
Stock Split: Issue New Shares	9,375,000	93,750	(93,750)
Balance as of January 01, 2010	9,375,000	$ 93,750	$ (46,611)	$ (18,691)	$ 28,448

Distributions	-	-	(12,159)	-	(12,159)

Net Income	-	-	-	8,185	8.185

Balance at December 31, 2010	9,375,000	$ 93,750	(58,770)	(10,506)	24,474

Distributions	-	-	(9,796)	-	(9,796)

Net Income	-	-	-	7,629	7,629

Balance at December 31, 2011	9,375,000	$ 93,750	$ (68,566)	$ (2,877)	$ 22,307

Net Loss (unaudited)	-	-	-	(981)	(981)

Balance, June 30, 2012	9,375,000	$ 93,750	$ (68,566)	$ (3,858)	$ 21,326

*A stock split authorized on March 31, 2012 was retroactively applied to all years presented.

The accompanying notes are an integral part of these statements.

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QUALITY WALLBEDS, INC.

Statements Cash Flows

For the Six Months Ending June 30, 2012 and 2011

For the Years Ending December 2011 and 2010

	For the Six Months Ending June 30, 2012 (unaudited)	For the Six Months Ending June 30, 2011 (unaudited)	For the Year Ending, December 31, 2011 (audited)	For the Year Ending, December 31, 2010 (audited)
Cash Flows from Operating Activities:
Net Income (loss)	(981)	$ 11,497	$ 7,629	$ 8,185
Adjustments to reconcile Net Income (loss) to net cash provided by operations:
Depreciation	1,117	2,205	4,411	3,443
Changes in assets and liabilities:
Accounts Receivable	5,081	(13,507)	(3,408)	(5,698)
Accounts Payable and Accrued Expenses	17,372	(1,896)	(7,309)	6,322
Customer Deposits	(14,385)	(1,878)	1,057	9,431
Other Current Liabilities	2,204	(1,994)	971	641
Net Cash Flows Provided (Used) by Operating Activities	10,408	(5,573)	3,351	22,324

Cash Flows from Investing Activities:
Purchase of Equipment	-	-	(2,235)	(8,423)
Net Cash Flows Used in Investing Activities	-	-	(2,235)	(8,423)

Cash Flows from Financing Activities:
Distributions	-	-	(9,796)	(12,159)
Net Cash Provided by Financing Activities	-	-	(9,796)	(12,159)

Net increase (decrease) in cash and cash equivalents	10,408	(5,573)	(8,680)	1,742
Cash and Cash equivalents, beginning of period	2,628	11,308	11,308	9,566
Cash and Cash equivalents – End of period	$ 13,036	$ 5,735	$ 2,628	$ 11,308

Supplemental Cash Flow Information
Cash paid for interest	$ -	$ -	$ -	$ -
Cash paid for taxes	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these statements.

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Quality WallBeds, Inc.

Notes to Financial Statements

For the Six Months Ending June 30, 2012 (unaudited)

For the years ended December 31, 2011 and 2010 (audited)

NOTE 1.  NATURE OF BUSINESS

ORGANIZATION

Quality WallBeds, Inc. was incorporated on June 29, 2000 in the state of Florida. The company is a furniture retailer specializing in the design, construction, and installation of wall beds, closets and shelving.

The company has a single location in Saint Petersburg, Florida where it wishes to increase market share.  The company faces competition from local and nationally recognized firms in the areas of personnel experience, capitalization, and reputation.  The company has therefore concentrated its efforts on product quality, design technology, cost containment, customer relationships, and targeted advertising campaigns.

The Company is headquartered Saint Petersburg, Florida.  The elected year end is December 31.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCIAL INSTRUMENTS

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

CASH

The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents.  There were no cash equivalents at December 31, 2011 and 2010.

LONG-LIVED ASSETS

Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives of three to seven years.  The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation period or the undepreciated balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment existed at December 31, 2011.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

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Quality WallBeds, Inc.

Notes to Financial Statements

For the Six Months Ending June 30, 2012 (unaudited)

For the years ended December 31, 2011 and 2010 (audited) (continued)

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES (continued)

REVENUE RECOGNITION

The Company recognizes revenue when it is realized or realizable and estimable in accordance with ASC 605, “Revenue Recognition”.

We recognize a sale when the product has been delivered and installed at which time risk of loss has passed to the customer, collection of the resulting receivable is reasonably assured, persuasive evidence of an arrangement exists, and the fee is fixed or determinable.  If we determine that the fee is not fixed or determinable, we recognize revenue to the extent of which substantial work has been performed in fulfillment of the order, at which time the fee becomes due, provided that all other revenue recognition criteria have been met. Also, sales arrangements may contain customer-specific acceptance requirements for both products and services. In such cases, revenue is deferred at the time of delivery of the product or service and is recognized upon receipt of customer acceptance.

Our services require that we order product based on our customers selection.  At the time of order our normal terms require a deposit on those products ordered.  The collections on orders not yet received or installed are recorded as a customer deposit and revenue is deferred until order completion.

ADVERTISING

Advertising costs are expensed as incurred.  No advertising costs were incurred for the years ending December 31, 2011 and 2010.

FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB ASC “Fair Value Measurements and Disclosures” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This ASC also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy are described below:

Level 1

Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2

Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable data by correlation or other means.

Level 3

Inputs that are both significant to the fair value measurement and unobservable.

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Quality WallBeds, Inc.

Notes to Financial Statements

For the Six Months Ending June 30, 2012 (unaudited)

For the years ended December 31, 2011 and 2010 (audited) (continued)

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES (continued)

ACCOUNTS RECEIVABLE, TRADE

We follow ASC 310-10, Receivables. Our sales offerings are customer specific and require an initial deposit ranging between 35 and 50% at time of contract signing.  Accounts receivable are balances due from customers upon completion of the design, construction, and installation of our products.  These trade accounts receivable have a contractual maturity of one year or less. Receivables are determined to be past due based on payment terms of original invoices.  We do not typically charge interest on past due receivables.

An allowance for doubtful accounts is established for amounts that may not be recoverable and is based on an analysis of individual customer credit worthiness and an assessment of current economic trends.  Based on management’s review of accounts receivable no allowance for doubtful accounts was considered necessary at June 30, 2012, December 31, 2011 or December 31, 2010.   An account determined to be fully noncollectable is expensed as bad debt using the direct write off method in the period determined noncollectable. Bad debt expense was $0 for the periods June 30, 2012, December 31, 2011 and December 31, 2010.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (ASU 2011-11). This newly issued accounting standard requires an entity to disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions executed under a master netting or similar arrangement and was issued to enable users of financial statements to understand the effects or potential effects of those arrangements on its financial position. This ASU is required to be applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. As this accounting standard only requires enhanced disclosure, the adoption of this standard is not expected to have an impact our financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”, which is intended to improve comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. generally accepted accounting principles and International Financial Reporting Standards. This standard clarifies the application of existing fair value measurement requirements including (1) the application of the highest and best use valuation premise, (2) the methodology to measure the fair value of an instrument classified in a reporting entity’s shareholders’ equity, (3) disclosure requirements for quantitative information on Level 3 fair value measurements and (4) guidance on measuring the fair value of financial instruments managed within a portfolio. In addition, the standard requires additional disclosures of the sensitivity of fair value to changes in unobservable inputs for Level 3 securities. This standard is effective for interim and annual reporting periods ending on or after December 15, 2011. The adoption of this guidance has not had a significant impact on the Company’s financial statements.

NOTE 3.  INVENTORY

Our inventory consists of commonly used and ordinary supplies, parts, and small tools used during the assembly process.  All supplies, parts, and small tools are ordered per job along with raw materials.  And as such are consumable during normal operations.  The disclosed amounts represent net realizable value as the inventory is held solely to ensure timely order fulfillment and may or may not be used during the normal course of operations. Management conducts annual physical counts of supplies.

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Quality WallBeds, Inc.

Notes to Financial Statements

For the Six Months Ending June 30, 2012 (unaudited)

For the years ended December 31, 2011 and 2010 (audited) (continued)

NOTE 4.  PROPERTY AND EQUIPMENT

Property consists of equipment purchased for the production of revenues:

	For the Six Months Ending June 30,	For the Years Ending December 31,
	2012	2011	2010
	(unaudited)	(audited)	(audited)
Property and equipment	$ 23,866	$ 23,866	$ 21,631
Less accumulated depreciation	17,394	16,277	11,866
Property and equipment, net	$ 6,472	$ 7,589	$ 9,765

Assets are depreciated over there useful lives when placed in service.  Depreciation expense was $1,117; $2,205; $4,411; and $3,443 for the six months ending June 30, 2012 and 2011 (unaudited), and the years ending December 31, 2011 and 2010 (audited), respectively.

NOTE 5.  INCOME TAXES

Prior to January 1, 2011, the Company reported its earnings under the Subchapter S-Corporation election and thereby all taxable income is passed-thru to the shareholders and is taxed at the shareholder’s ordinary tax rate, therefore there is no provision for income taxes for the years presented.

On March 30, 2012 the Company rescinded the S-Corporation election.  As a result, future earnings are to be taxed to the corporation when earned and are no longer passed through directly to the shareholders.  In addition, earnings will be taxed at the corporate tax rate which varies on a graduated basis between 15% and 34%.

Temporary differences resulting from accelerated depreciation methods utilized for tax verses straight-line method used for GAAP financial reporting, as well as other temporary tax differences resulting from allowable tax accounting applications are considered immaterial and therefore no deferred tax asset or liability has been recognized in the periods presented.

NOTE 6.  COMMITMENTS AND CONTINGENCIES

RELATED PARTY

The controlling shareholders have pledged support to fund continuing operations, as necessary.  From time to time, the Company is dependent upon the continued support of these parties, through temporary advances or through arrangements of their personal credit.   However there is no written commitment to this effect.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

The Company does not have employment contracts with its key employees, including the officers of the Company.

LEASES AND FACILITY

The Company leases its facilities on a non-cancellable yearly lease.

PRODUCT WARRANTIES

The Company has no history of warranty costs and expenditures.  The Company purchases products directly from manufacturers and relies upon warranties provided by the product manufacturer.  Any costs are to be expensed as incurred until such time that potential future costs may be estimated.  As of December 31, 2011 and 2010, no such costs have been incurred and no such costs are anticipated; therefore, no liability reserve has been established.

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Quality WallBeds, Inc.

Notes to Financial Statements

For the Six Months Ending June 30, 2012 (unaudited)

For the years ended December 31, 2011 and 2010 (audited) (continued)

NOTE 6.  COMMITMENTS AND CONTINGENCIES (continued)

LEGAL MATTERS

From time to time the Company may become a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 7. – FINANCIAL INSTRUMENTS AND RISK CONCENTRATION

FINANCIAL INSTRUMENTS

The Company’s financial assets are comprised of cash and cash equivalents, accounts receivable, and inventory.  Our liabilities consist of accounts payable, customer deposits, and other current liabilities.

Our financial assets and liabilities are carried at fair value, which is described in Note 8. The carrying values for other current financial assets and liabilities, such as accounts receivable and accounts payable, approximate fair value due to the short maturity of such instruments.

Financial instruments that could subject us to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. Our cash and cash equivalents are within FDIC limits.

No single customer represents a significant portion of revenues or accounts receivable for the six months ending June 30, 2012, or the years ended December 31, 2011 and 2010.

LIQUIDITY RISK

The Company’s objective in managing liquidity risk is to maintain sufficient available reserves to meet its liquidity retirements at any point in time.  The Company achieves this by managing capital and operating expenditures and maintaining sufficient funds for anticipated short-term spending in our cash and cash equivalent accounts.

NOTE 8. SUBSEQUENT EVENTS

On March 30, 2012 the Company was purchased by unrelated parties and a change in ownership control occurred.  Management of the Company’s daily operations has been maintained through this transition and there has been no significant change to the operations.

Management has evaluated subsequent events through July 30, 2012, the date the financial statements were available to be issued.  Management is not aware of any significant events that occurred subsequent to the balance sheet date that would have a material effect on the financial statements thereby requiring adjustment or disclosure.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Quality WallBeds, Inc. in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Accounting Fees and Expenses:

Registration Fee	$38.68
Federal taxes, state taxes and fees	$0.00
Printing and Engraving Expenses	$1,000.00
Accounting Fees and Expenses	$10,000.00
Legal Fees and Expenses	$0.00
Transfer Agent's Fees and Expenses	$1,000.00
Miscellaneous	$2,000.00
Total	$14,038.68

We will bear all the costs and expenses associated with the preparation and filing of this registration statement including the registration fees of the Selling Security Holders.

Item 14   Indemnification of Directors and Officers

Title XXXVI, Chapter 607 of the Florida Statutes permits corporations to indemnify a director, Officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, Officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation do include such a provision automatically indemnifying a director, Officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, Officer, employee or agent, or arising out of his status as such.

Article XV, Paragraph 3 of our By-Laws permits us to secure insurance on behalf of any Officer, director, employee or other agent for any liability arising out of his or his actions in such capacity, regardless of whether or not Florida law would permit indemnification. We have not obtained any such insurance at this time.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, Officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, Officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities

There have been no sales of Quality WallBeds, Inc.’s, common stock without registration during the last three years.

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Item 16.  Index of Exhibits

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-1. All Exhibits are attached hereto unless otherwise noted.

Exhibit No.	Description
3.1*	Articles of Amendment to Articles of Incorporation
3.2*	Amended and Restated Articles of Incorporation
3.3*	By-Laws
5*	Opinion Regarding Legality and Consent of Counsel by Harrison Law, P.A.
14*	Code of Ethics
15	Letter re: Unaudited Interim Financial information
23.1	Consent of Experts and Counsel: Independent Auditor's Consent by Peter Messineo, C.P.A.’s
23.2*	Consent of Experts and Counsel: Counsel’s Consent, by Harrison Law, P.A., is included in Exhibit 5
*previously filed

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1)

to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of Title 17 of the Code of Federal Regulations Chapter II, Securities and Exchange Commission) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(ii)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, Officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that  a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, Officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, Officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel  the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Petersburg, Florida, on September 20, 2012.

(Registrant) QUALITY WALLBEDS, INC.,

By: /s/ CATHERINE A. BRADAICK
Catherine A, Bradaick President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons and in the capacities and on the dates indicated.

Name	Title	Date

/s/ CATHERINE A. BRADAICK		September 20, 2012
Catherine A. Bradaick	President

/s/ MICHAEL J. DANIELS		September 20, 2012
Michael J. Daniels	Principal Executive Officer, Secretary, Treasurer, Chairman of the Board, Principal Accounting Officer, Chief Financial Officer

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